Exhibit 99.1

+Media Contacts:

Telkonet Investor Relations

414.302.2298
ir@telkonet.com

FOR IMMEDIATE RELEASE

Telkonet Reports Third Quarter 2021 Financial Results

Teleconference and Webcast to be Held Today at 4:30 P.M. EST

WAUKESHA, WI – November 15, 2021 -- Telkonet, Inc. (OTCQB: TKOI), (the “Company”, “Telkonet”), a leader of intelligent automation solutions designed to optimize comfort, operational analytics, and energy efficiency for commercial markets, announces financial results for the quarter ended September 30, 2021. Management will host a teleconference at 4:30pm ET today to discuss these results with the financial community.

“Although the Company continues to endure numerous headwinds including pandemic-related market recovery, supply chain disruptions and staffing turnover, we’ve strengthened our position for growth”, stated Jason Tienor, Telkonet’s Chief Executive Officer. “The impending financing from and our partnership with VDA Group S.p.A, which we reported in our Current Report on Form 8-K dated August 6, 2021, aligns our resources with an internationally recognized guest-room solutions provider and the anticipated liquidity infusion will assist with navigating those headwinds and becoming a leader in our target verticals.

Operational Summary:

•	For the three months ended September 30, 2021, product revenues derived from channel partners decreased 45% to $0.93 million compared to the prior year period. The decrease was primarily driven by two customers.
•	For the nine months ended September 30, 2021, product revenues derived from channel partners decreased 10% to $3.24 million compared to the prior year period. The decrease was not driven by any specific customer.
•	For the three months ended September 30, 2021, the actual gross profit percentage on product revenue decreased 11% to 34% compared to the prior year period. The decrease in gross profit was primarily attributable to a decrease in product revenues of $0.76 million and an increase in the use of installation subcontractors of $0.09 million, partially offset by decreases in logistical expenses of $0.07 million and inventory adjustments of $0.03 million.
•	For the nine months ended September 30, 2021, the actual gross profit percentage on product revenue increased 9% to 47% compared to the prior year period. The increase in gross profit was primarily attributable to decreases in material costs of $0.46 million, logistical expenses of $0.17 million and inventory adjustments of $0.11 million, partially offset by profit contraction resulting from a decrease in revenues.
•	In September 2021, the outstanding principal and accrued interest on the Second Paycheck Protection Program Loan, entered into by the Company in April 2021, was fully forgiven.

Financial Summary:

For the three and nine month periods ended September 30, 2021:

Total Revenue: Decreased 35% to $1.45 million and 14% to $4.60 million, respectively, when compared to respective prior year periods.

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Product Revenue: Product revenue, which principally arises from the sale and installation of our energy management platform, decreased 37% to $1.29 million and 15% to $4.07 million, respectively, when compared to respective prior year periods.

Recurring Revenue: Recurring revenue, which principally arises from call center support services, decreased 14% to $0.16 million and decreased 5% to $0.53 million, respectively, when compared to respective prior year periods.

Gross Profit: Gross profit decreased 46% to $0.59 million during the three months ended September 30, 2021 and increased 3% to $2.40 million during the nine months ended September 30, 2021, when compared to the prior year.

Net Income (Loss): the Company had net income of $0.02 million and a net loss of $0.06 million, respectively, compared to a net loss of $0.68 million and $2.28 million, respectively, during the prior year periods. The three month net income variance is primarily due to a $0.92 million non-cash gain on debt extinguishment in connection with the full forgiveness of the Second Paycheck Protection Program (“PPP”) Loan. The nine month net income variance is primarily due to a $1.84 million non-cash gains on debt extinguishment in connection with the full forgiveness of the First and Second PPP Loans.

Teleconference

Date: Monday, November 15, 2021

Time: 4:30 pm ET (3:30 pm CT, 1:30 pm PT)

Investor Dial-In (Toll Free US & Canada): 877-407-9171

Investor Dial-In (International): 201-493-6757

A replay of the teleconference will be available until November 29, 2021, which can be accessed by dialing (877) 660-6853 if calling within the US & Canada or (201) 612-7415, if calling internationally. Please enter conference ID# 13649459 to access the replay.

NON-GAAP Financial Measures

Telkonet will post to the Company's investor relations web site (www.telkonet.com) any reconciliation of differences between non-GAAP financial information, if any, that may be required in connection with issuing the Company's financial results. A reconciliation of net income (loss) to adjusted EBITDA is included in this press release and can be found in the Company’s Form 10-Q for the three and nine months ended September 30, 2021.

The Company, as is common in its industry, uses adjusted EBITDA, a non-GAAP measurement gauge to demonstrate earnings and losses exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses adjusted EBITDA as its primary management guide. Adjusted EBITDA is not, and should not be considered, an alternative to net income (loss), operating income (loss), or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). In assessing the overall health of its business for the years ended December 31, 2020 and 2019, the Company excluded items in the following general category described below:

•	Stock-based compensation: The Company believes that because of the variety of equity awards used by companies, varying methodologies for determining stock-based compensation and the assumptions and estimates involved in those determinations, the exclusion of non-cash stock-based compensation enhances the ability of management and investors to understand the impact of non-cash stock-based compensation on our operating results. Further, the Company believes that excluding stock-based compensation expense allows for a more transparent comparison of its financial results to the previous period.

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Adjusted EBITDA and other non-GAAP financial measures should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of the non-GAAP financial measure as an analytical tool. In particular, the non-GAAP financial measure is not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measure reflect the exclusion of items that are recurring and will be reflected in the Company's financial results for the foreseeable future. The Company compensates for these limitations by providing specific information in the reconciliation included in this press release regarding the GAAP amounts excluded from the non-GAAP financial measure.

ABOUT TELKONET

Telkonet, Inc. (OTCQB: TKOI) provides innovative intelligent automation platforms at the forefront of the Internet of Things (IoT) space. Helping commercial audiences better manage operational costs, the Company’s EcoSmart intelligent automation platform is supported by a full-suite of IoT-connected devices that provide in-depth energy usage information and analysis, allowing building operators to reduce energy expenses. Vertical markets that benefit from EcoSmart products include hospitality, education, military, government, healthcare and multiple dwelling housing. Telkonet was founded in 1977 and is based in Waukesha, WI. For more information, visit www.telkonet.com.

For news updates as they happen, follow @Telkonet on Twitter.

To receive updates on all of Telkonet’s developments, sign up for our email alerts HERE.www.telkonet.com

FORWARD LOOKING STATEMENTS

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of statements that include, but are not limited to, phrases such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Such statements involve a number of risks and uncertainties such as the Company’s ability to access sources of liquidity necessary to continue its operations and continue as a going concern, the Company’s potential inability to extend the maturity date of its credit facility and/or comply with financial covenants under its credit facility, the continued impact of the COVID-19 pandemic on the Company’s operations and financial results, as well as the economy generally, competitive factors, technological development, market demand, and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update any forward-looking statements as a result of new information, future developments, or otherwise, except as expressly required by law.

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TELKONET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues, net:
Product	$1,290,389	$2,050,170	$4,071,159	$4,762,802
Recurring	163,679	189,801	532,607	562,274
Total Net Revenue	1,454,068	2,239,971	4,603,766	5,325,076

Cost of Sales:
Product	851,873	1,131,205	2,164,586	2,933,679
Recurring	13,646	16,468	36,868	65,037
Total Cost of Sales	865,519	1,147,673	2,201,454	2,998,716

Gross Profit	588,549	1,092,298	2,402,312	2,326,360

Operating Expenses:
Research and development	268,917	231,088	876,778	892,179
Selling, general and administrative	1,200,569	1,518,915	3,362,761	3,646,246
Depreciation and amortization	10,346	14,658	33,935	44,196
Total Operating Expenses	1,479,832	1,764,661	4,273,474	4,582,621

Operating Loss	(891,283)	(672,363)	(1,871,162)	(2,256,261)

Other Income (Expenses):
Gain on debt extinguishment	916,107	–	1,836,780	–
Interest expense, net	(7,584)	(4,392)	(19,286)	(19,976)
Total Other Income (Expenses)	908,523	(4,392)	1,817,494	(19,976)

Income (Loss) before Provision for Income Taxes	17,240	(676,755)	(53,668)	(2,276,237)
Income Tax Provision	–	–	1,948	3,116
Net Income (Loss) Attributable to Common Stockholders	$17,240	$(676,755)	$(55,616)	$(2,279,353)

Net Income (Loss) per Common Share:
Basic – net income (loss) attributable to common stockholders	$0.00	$(0.01)	$(0.00)	$(0.02)

Diluted – net income (loss) attributable to common stockholders	$0.00	$(0.01)	$(0.00)	$(0.02)

Weighted Average Common Shares Outstanding – basic	136,311,335	136,311,335	136,311,335	136,061,140
Weighted Average Common Shares Outstanding – diluted	136,311,335	136,311,335	136,311,335	136,061,140

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RECONCILIATION OF NET INCOME (LOSS)

TO ADJUSTED EBITDA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net Income (loss)	$17,240	$(676,755)	$(55,616)	$(2,279,353)
Gain on debt extinguishment	(916,107)	–	(1,836,780)	–
Interest expense, net	7,584	4,392	19,286	19,976
Income tax provision	–	–	1,948	3,116
Depreciation and amortization	10,346	14,658	33,935	44,196
EBITDA	(880,937)	(657,705)	(1,837,227)	(2,212,065)
Adjustments:
Stock-based compensation	1,815	1,815	5,446	5,446
Adjusted EBITDA	$(879,122)	$(655,890)	$(1,831,781)	$(2,206,619)

Telkonet, Inc. | 20800 Swenson Drive, Suite 175, Waukesha, WI 53186 | p: 414.302.2299 | telkonet.com

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